Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

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3 E NETWORK TECHNOLOGY GROUP LIMITED

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A Ordinary Shares, par value US$0.0001 per share, underlying Convertible Notes	(1)	Other	114,503,817	$0.2587	$29,622,137.00	0.0001381	$4,090.80

Total Offering Amounts:							$29,622,137.00		4,090.80
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$4,090.80

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Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

The Amount Registered is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act. Represents up to 114,503,817 Class A Ordinary Shares issuable upon the conversion of the Convertible Notes, of which prices are computed upon the basis of fluctuating market prices pursuant to the Securities Purchase Agreement between the Company and the Selling Shareholder dated December 18, 2025.

The Proposed Maximum Offering Price Per Unit is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act. The proposed maximum offering price per security and proposed maximum aggregate offering price are based upon the average of the high ($0.2929) and low ($0.2245) prices of the ordinary shares as reported on the Nasdaq Capital Market on December 29, 2025.